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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Covanta Holding Corporation

(Name of Registrant as Specified In Its Charter)

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NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL NO. 1
PROPOSAL NO. 2
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

COVANTA HOLDING CORPORATION
40 Lane Road
Fairfield, New Jersey 07004
(973) 882-9000
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On November 16, 2006
To our Stockholders:
     Notice is hereby given that a Special Meeting of Stockholders (the “Special Meeting”) of Covanta Holding Corporation (the “Company”) will be held on November 16, 2006, at the offices of the Company, 40 Lane Road, Fairfield, New Jersey, at 10:00 a.m. local time, for the following purposes:
1.	To approve an amendment to the Company’s certificate of incorporation to delete Article FIFTH which restricts the acquisition and transfer of common stock by owners of 5% or more of the outstanding common stock;

2.	To approve an amendment to the Company’s certificate of incorporation to delete Section 4.3 which requires stockholder approval of the terms of any preferred stock issued by the Company to affiliates and to holders of 1% or more of the common stock; and

3.	To consider such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.
     The Board of Directors of the Company has fixed the close of business on October 10, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof. A complete list of these stockholders will be available at the Company’s principal executive offices prior to the Special Meeting.
     All stockholders are cordially invited to attend the Special Meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the Special Meeting. A return envelope (which is postage pre-paid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Special Meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors

TIMOTHY J. SIMPSON
Secretary

Fairfield, New Jersey
October __, 2006

COVANTA HOLDING CORPORATION
40 Lane Road
Fairfield, New Jersey 07004
PROXY STATEMENT
     The enclosed proxy is solicited by Covanta Holding Corporation (the “Company”) for use at the 2006 Special Meeting of Stockholders to be held on November 16, 2006 (the “Special Meeting”), at 10:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders. The Special Meeting will be held at the offices of the Company, 40 Lane Road, Fairfield, New Jersey. This proxy statement and accompanying proxy card were mailed on or about October ___, 2006 to all stockholders entitled to vote at the Company’s Special Meeting.
Purpose of Special Meeting
     At the Special Meeting, stockholders will be asked to act on the matters outlined in the accompanying Notice of Special Meeting of Stockholders, including:
•	the approval of an amendment to the Company’s certificate of incorporation to delete Article FIFTH which restricts the acquisition and transfer of common stock by owners of 5% or more of the outstanding common stock (see page 3); and

•	the approval of an amendment to the Company’s certificate of incorporation to delete Section 4.3 which requires stockholder approval of the terms of any preferred stock issued by the Company to affiliates and to holders of 1% or more of the common stock (see page 6).
Record Date and Share Ownership
     Only stockholders of record at the close of business on the record date, October 10, 2006, are entitled to vote at the Special Meeting. At the close of business on the record date,                                          shares of common stock were outstanding and entitled to vote. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted on at the Special Meeting.
Quorum
     The presence in person or by proxy of stockholders entitled to cast a majority of all of the votes entitled to be cast at the Special Meeting, including shares represented by proxies that reflect abstentions, shall constitute a quorum. Abstentions and broker non-votes (broker non-votes occur when a broker, bank or other nominee does not receive voting instructions regarding a proposal and does not have discretionary voting power with respect to the proposal) are counted for the purposes of determining the presence or absence of a quorum for the transaction of business. If there is not a quorum at the Special Meeting, the stockholders entitled to vote at the Special Meeting, whether present in person or represented by proxy, shall only have the power to adjourn the Special Meeting until such time as there is a quorum. The Special Meeting may be reconvened without notice to stockholders, other than an announcement at the prior adjournment of the Special Meeting, within 30 days after the record date, and a quorum must be present at such reconvened meeting.
Voting, Submitting and Revoking Your Proxy
     If you properly execute, date and return the enclosed proxy, and you do not revoke it before it is exercised at the Special Meeting, your shares of common stock represented thereby will be voted by Anthony J. Orlando and Timothy J. Simpson, the proxy holders for the Special Meeting, in accordance with your instructions thereon. If you do not provide any specific instructions on the proxy, your proxy will be voted:

•	“FOR” approval of an amendment to the Company’s certificate of incorporation to delete Article FIFTH which restricts the acquisition and transfer of common stock by owners of 5% or more of the outstanding common stock; and

•	“FOR” approval of the amendment to the Company’s certificate of incorporation to delete Section 4.3 which requires stockholder approval of the terms of any preferred stock issued by the Company to affiliates and to holders of 1% or more of the common stock.
     In addition, if other matters are properly presented for voting at the Special Meeting, or at any adjournment or postponement thereof, your proxy grants the persons named as proxy holders the discretion to vote your shares on such matters. The Company does not expect any additional matters to be presented for a vote at the Special Meeting.
     Even after you have submitted your proxy, you may revoke your proxy or change your vote by completing one of the following actions before your proxy is exercised at the Special Meeting: (1) delivering a written notice of revocation to the Secretary of the Company at 40 Lane Road, Fairfield, New Jersey 07004; (2) submitting a properly executed proxy bearing a later date; or (3) attending the Special Meeting and casting your vote in person. Attendance at the Special Meeting will not cause your previously submitted proxy to be revoked unless you cast a vote at the Special Meeting.
     If you wish to attend the Special Meeting and vote shares of the Company’s common stock held through a broker, bank or other nominee, you will need to obtain a proxy form from the institution that holds your shares and follow the voting instructions on that form.
Required Vote For Approval of Matters
     Both of the proposals to amend the Company’s certificate of incorporation require the affirmative “FOR” vote of a majority of the shares of common stock outstanding and entitled to vote. An abstention as to any matter, when passage requires the vote of a majority of the shares of common stock outstanding and entitled to vote, will have the effect of a vote “AGAINST.” Additionally, any non-vote (including broker non-votes) will have the effect of a vote “AGAINST.”
     Brokers, banks or other nominees have discretionary authority to vote shares without instructions from beneficial owners only on matters considered “routine” by the New York Stock Exchange. However, on non-routine matters, such as the amendments to the certificate of incorporation, nominees do not have discretion to vote shares without instructions from beneficial owners and thus are not entitled to vote on such proposals in the absence of such specific instructions, resulting in a broker non-vote for those shares.
     Representatives of American Stock Transfer & Trust Company, the Company’s transfer agent, will tabulate the votes and act as the inspector of the election at the Special Meeting.
Cost of Solicitation of Proxies
     The cost of solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally, electronically or by telephone without additional compensation for such proxy solicitation activity. Brokers and other nominees who held common stock of the Company on the record date will be asked to contact the beneficial owners of the shares that they hold to send proxy materials to and obtain proxies from such beneficial owners. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this proxy statement to the Company’s stockholders.

PROPOSAL NO. 1
APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO DELETE ARTICLE FIFTH WHICH RESTRICTS THE ACQUISITION AND TRANSFER OF COMMON STOCK BY OWNERS OF 5% OR MORE OF THE OUTSTANDING COMMON STOCK
     On September 21, 2006, the Board of Directors approved, subject to stockholder approval, an amendment to the Company’s certificate of incorporation to delete Article FIFTH.
Description of Article FIFTH
     Article FIFTH of the certificate of incorporation provides that no holder (whether record or beneficial, direct or indirect) of 5% or more of the Company’s common stock, including a holder who proposes to make an acquisition of common stock which after the acquisition will result in total ownership by such holder of 5% or more of the Company’s common stock (“5% Stockholder”), may acquire or receive additional shares of the Company’s common stock, or transfer shares of the Company’s common stock, prior to a determination by the Company that such acquisition or transfer would not result in an unreasonable risk of a deemed ownership change within the meaning of Section 382(g) (a “382 Ownership Change”) of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar provision relating to preservation of net operating loss (“NOL”) carry forwards. The certificates representing the Company’s common stock contain a legend setting forth these restrictions. In order to ensure compliance with the foregoing, Article FIFTH also provides that shares of the Company’s common stock issuable to a 5% Stockholder will be issued in the Company’s name and will be held by the Company in escrow.
Reasons for Proposed Amendment
     The Board of Directors believes that it is in the best interests of the Company to delete Article FIFTH, for two reasons. First, retaining Article FIFTH no longer benefits the Company and its stockholders because a 382 Ownership Change, which Article FIFTH is intended to guard against, is no longer an event that can reasonably be expected to jeopardize the Company’s efficient use of its NOLs. Second, removing the Article FIFTH restrictions could increase the liquidity of the Company’s common stock and improve the Company’s ability to access the capital markets.
     Article FIFTH was originally added to the Company’s certificate of incorporation when its predecessor, Mission Insurance Group, Inc., emerged from reorganization proceedings in 1990 as Danielson Holding Corporation (which was renamed Covanta Holding Corporation in 2005). The purpose of Article FIFTH was and has been to ensure that the Company had a mechanism to ensure the unrestricted use of its NOLs, which have been an important asset of the Company, by guarding against a 382 Ownership Change of the Company.
     Under Section 382 of the Code, the Company would be deemed to have an “ownership change” if there is a more than 50% increase in ownership during a three year “testing period” by 5% Stockholders. If this calculation results in a 382 Ownership Change, the Company would not lose its NOLs, but the amount of NOLs that it would be entitled to utilize in a given year would be limited thereafter. As a result, if the Company’s taxable income in any year following a 382 Ownership Change was greater than the amount of NOLs available for use in that year, the Company would pay cash taxes sooner than it would if the limitation were not in effect. Further, because the NOLs have a limited life, the limitations on use in each year following a 382 Ownership Change could cause some of the NOLs to expire unused.
     While there are various components to the complex calculations under Section 382 of the Code, the amount of the limitation imposed in the event of such a 382 Ownership Change is primarily dependent upon three factors: (i) the equity value of the Company at the time of the 382 Ownership Change; (ii) the long-term federal tax exempt interest rate; and (iii) the net unrealized “built-in gain” in the Company measured by the difference between the fair market value of the assets of the Company immediately before the 382 Ownership Change and the tax basis of the assets. Calculations contemplated in applicable Treasury regulations utilize these factors to yield an aggregate limitation on the amount of NOLs that can be used each year following a 382 Ownership Change.

     In 1990 when Article FIFTH was initially adopted, the Company had just emerged from reorganization proceedings. At that time, there was no trading market for the Company’s common stock because the American Stock Exchange (on which the Company’s common stock had traded) had previously delisted the Company’s stock. Also at that time, the Company had available NOLs in excess of $950 million, making preservation of the NOLs of critical importance to the Company’s ability to reorganize successfully and grow. Due to the relatively small equity value and taxable income, triggering a 382 Ownership Change was considered to be a serious risk, because even a relatively modest investment in the Company’s common stock could have significantly affected the calculation required by Section 382. As a result, any limitation on use of the NOLs would have materially and adversely affected the Company’s financial condition and liquidity. Therefore, the Company believed at that time that it was prudent and in the best interests of its stockholders to implement strict safeguards against such a 382 Ownership Change in order to enable the Company to fully utilize its NOLs, and prevent an adverse affect on the Company’s liquidity by triggering cash taxes on at least a portion of its income.
     With the recent acquisitions of the waste and energy businesses of Covanta Energy Corporation and American Ref-Fuel Holdings Corp., the Company’s equity value has increased from roughly $50 million prior to the announcement of the Covanta Energy Corporation acquisition to approximately $3 billion as of September 21, 2006, and its taxable income has increased and accelerated the pace at which its NOLs are utilized.
     Because of the Company’s relatively large equity value compared to prior years, the Company now believes that, in the absence of a significant decline in the Company’s equity value, taxable income or long-term federal tax exempt rate, the limitations imposed under Section 382, if they were to be triggered by a 382 Ownership Change, would not result in any material adverse impacts to the Company. The Company has, in consultation with its tax advisors, analyzed the various factors affecting the Section 382 calculations of an ownership change and, based upon the current levels of the Company’s equity value, estimated the available NOLs in any given year to be well in excess of the Company’s projected taxable income. Accordingly, even if a 382 Ownership Change were to occur, it is expected that the limited NOLs available to the Company on an annual basis would still be well in excess of the amount expected to be required to fully offset the Company’s taxable income during the period over which the NOLs will be utilized. As an example, the Company believes that, based upon current levels of taxable income and interest rates, if at the time of a 382 Ownership Change the Company’s market capitalization were 50% of its current value, the limitations imposed by Section 382 would result in no reduction in the utilization of its available NOLs or additional incremental cash taxes payable.
     At the same time, the existence of Article FIFTH has various undesirable and ancillary adverse impacts upon holders of the Company’s common stock. For example, under the share escrow mechanism required by Article FIFTH for all 5% Stockholders, all shares of common stock held by any 5% Stockholder must be delivered to the Company and are physically held in escrow by the Company. Further, such 5% Stockholder cannot purchase, sell, pledge or otherwise transfer any shares of the Company’s common stock without approval of the Company’s Board of Directors, which must determine with the advice of tax counsel that such purchase, sale, pledge or other transfer would not create an unreasonable risk of a 382 Ownership Change under the complex rules of Section 382 before granting its consent. Consequently, the stock holdings of 5% Stockholders are considerably less liquid than those of other stockholders because 5% Stockholders cannot quickly or timely purchase, sell, pledge or otherwise transfer Company common stock. The time and uncertainty involved in this process not only has an adverse effect on liquidity of a 5% Stockholder’s stock holdings, but also has an adverse effect on investors considering an investment in the Company’s common stock that would cause them to become a 5% Stockholder. As a result, investors have been or may be constrained from making additional investments in the Company because of the escrow mechanism and its implications on their liquidity. For example, institutional investors, such as mutual funds, may not want to purchase 5% or more of the Company’s common stock if they are unable to sell the stock or add to their positions on a timely basis as they deem appropriate.
     Another undesirable effect of Article FIFTH has been to limit the Company’s ability to access the capital markets and attract new institutional and other long-term investors through an underwritten public offering. Due to the limitations of Article FIFTH and the 382 Ownership Change calculations under Section 382, to date the only means by which the Company has been able to access the capital markets has been through a pro rata rights offering. While the Company has been successful in conducting rights offerings in the past, such offerings have several disadvantages to the Company. First, the price at which the shares have been sold in these rights offering has been significantly below the fair market value of the shares at the time of sale because a rights offering must be priced a significant period of time prior to such sale. This has resulted in the Company receiving substantially less than market value for the sale of its securities. Second, rights offerings can be expensive to the Company. In order to assure a successful rights offering, the Company has paid fees to obtain commitments from certain large stockholders to participate in such rights offerings. Third, in order to comply with the complex rules of Section 382, the rights offerings had to be pro rata to all stockholders which has prevented new institutional investors from participating and limited the ability of institutional investors with small positions from making significant new investments in those offerings.
     Finally, Article FIFTH has imposed similar limitations on the Company’s ability to use its equity as a form of consideration in the acquisitions it has made or may pursue in the future.
     If this amendment is approved, the transfer and acquisition restrictions on 5% Stockholders will end and the shares of common stock held in escrow by the Company pursuant to Article FIFTH will be promptly released. Certificates representing the shares of the Company common stock issued after the amendment is approved will not bear the current restrictive legend.
     The deletion of Article FIFTH will also require renumbering of the Company’s certificate of incorporation to reflect that there are now eight articles in the certificate of incorporation instead of nine. The Company is asking the stockholders to approve this renumbering together with their approval of the deletion of Article FIFTH.
     Appendix A contains a copy of a restated certificate of incorporation which has been approved by the Board of Directors subject to the approval by stockholders of this proposal and of Proposal 2, with deletions from the current certificate of incorporation indicated with strikeouts and additions to the current certificate of incorporation indicated by underlining. If the proposed amendments are approved by stockholders, promptly after the meeting the Company will file a certificate of amendment to its certificate of incorporation with the Secretary of State of the State of Delaware to effect the amendments. The Company will then file the restated certificate of incorporation as shown in Appendix A with the Secretary of State of the State of Delaware. Each of these certificates will become effective upon its filing.
     Interest of Directors and Executive Officers
     Samuel Zell, Chairman of the Board of Directors, and William Pate, a member of the Board of Directors, are affiliated with SZ Investments LLC (“SZ Investments”), and David Barse, a member of the Board of Directors, is affiliated with Third Avenue Management LLC (“Third Avenue”). SZ Investments, and Third Avenue are each 5% Stockholders and would benefit from the deletion of Article FIFTH since their shares of Company common stock would no longer be held in escrow by the Company and trading in their Company shares would no longer require approval of the Board of Directors Therefore, SZ Investments and Third Avenue, subject to other regulatory requirements, including their status as affiliates under federal securities laws, could freely trade shares of Company common stock.
     SZ Investments, Third Avenue and D. E. Shaw Laminar Portfolios, L.L.C., each of which are 5% Stockholders of the Company and beneficially own approximately 38% in aggregate of the outstanding shares of the Company’s common stock, have each separately indicated their intention to vote in favor of Proposal No. 1.
     The Board of Directors recommends that you vote “FOR” the approval of an amendment to the Company’s certificate of incorporation to delete Article Fifth which restricts the acquisition and transfer of common stock by owners of 5% or more of the outstanding common stock. Proxies solicited by the Board will be voted “FOR” the approval of this amendment unless instructions to the contrary are given. Approval of this Proposal No. 1 is not conditioned or dependent upon approval of Proposal No. 2.

PROPOSAL NO. 2
APPROVAL OF AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO DELETE SECTION 4.3 WHICH REQUIRES STOCKHOLDER APPROVAL OF THE TERMS OF ANY PREFERRED STOCK ISSUED BY THE COMPANY TO AFFILIATES AND TO HOLDERS OF 1% OR MORE OF THE COMMON STOCK
     On September 21, 2006, the Board of Directors approved, subject to stockholder approval, an amendment to the Company’s certificate of incorporation to delete Section 4.3.
Description of Section 4.3
     Section 4.3 of the certificate of incorporation states:
The rights, powers, preferences, privileges and restrictions granted to and imposed upon Preferred Stock or any series thereof which is to be issued to any holder of 1% or more of the outstanding shares of Common Stock or to any officer, director or “affiliate” of the Corporation must be approved by the stockholders of the Corporation prior to the issuance thereof. The term “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation. The term “person” means an individual, a corporation, a partnership, an association, a joint stock company, a trust, a in unincorporated organization, or any other entity.
Reasons for Proposed Amendment
     Section 4.3 was included in the Company’s certificate of incorporation when it was originally incorporated in California in 1990 as part of the reorganization from which Mission Investments Group, Inc. emerged from bankruptcy. At that time, the Company was owned by a limited number of stockholders. The Board of Directors believes that such a provision is unnecessary, and unusual, for a widely-held New York Stock Exchange listed company in which the stockholders have other mechanisms to control “insider” dealings, such as the issuance of preferred stock on terms favorable to an affiliate. Although the Company has no present intention of issuing preferred stock, Section 4.3 could hamper or delay the Company’s ability to raise capital quickly through the issuance of preferred stock in the marketplace since the Company would have to obtain stockholder approval if any portion of the preferred stock was being purchased by an affiliate of a holder of 1% or more of the common stock.
Interest of Directors and Executive Officers
     Since Section 4.3 applies to any officer or director of the Company, all current officers (including the executive officers) and directors of the Company could benefit from the deletion of Section 4.3 since the terms of any preferred stock issued to them by the Company would no longer require stockholder approval. Mr. Zell and Mr. Pate are affiliated with SZ Investments and Mr. Barse is affiliated with Third Avenue. SZ Investments and Third Avenue, which each own 1% or more or the Company’s common stock, would also benefit from the deletion of Section 4.3. Under the Company’s corporate governance policies which are in accordance with New York Stock Exchange standards, the Audit Committee of the Company’s Board of Directors or a committee of disinterested and independent directors is responsible for reviewing any conflicts of interest involving the Company. Accordingly, the Board of Directors believes that since the initial adoption of Section 4.3, adequate protections have been implemented and currently exist to protect the interests of stockholders against the type of “insider” dealings that Section 4.3 was originally intended to address.
     SZ Investments, Third Avenue and D. E. Shaw Laminar Portfolios, L.L.C., each of which are 5% Stockholders of the Company and beneficially own approximately 38% in aggregate of the outstanding shares of the Company’s common stock, have each separately indicated their intention to vote in favor of Proposal No. 2.
     The Board of Directors recommends that you vote “FOR” the approval of an amendment to the Company’s certificate of incorporation to delete Section 4.3 which requires stockholder approval of the terms of any preferred stock to affiliates and to holders of 1% or more of the common stock issued. Proxies solicited by the Board will be voted “FOR” the approval of this amendment unless instructions to the contrary are given. Approval of this Proposal No. 2 is not conditioned or dependent upon approval of Proposal No. 1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following tables set forth information, as of September 22, 2006, concerning:
•	beneficial ownership of the Company’s common stock by (1) SZ Investments together with its affiliate EGI-Fund (05-07) Investors, L.L.C. (“Fund 05-07”), and Equity Group Investments, L.L.C. (“EGI”), (2) Third Avenue, and (3) D. E. Shaw Laminar Portfolios, L.L.C. (“Laminar”), which are the only beneficial owners of 5% or more of the Company’s common stock; and

•	beneficial ownership of the Company’s common stock by (1) all of the Company’s current directors, (2) the Company’s chief executive officer and the four other most highly compensated executive officers as of the end of 2005 and (3) all other current directors and executive officers of the Company together as a group.
     The number of shares beneficially owned by each entity, person, current director or named executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the right to acquire within 60 days after the date of this table, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse or dependent children within his or her household, with respect to the shares set forth in the following table. Unless otherwise indicated, the address for all current executive officers and directors is c/o Covanta Holding Corporation, 40 Lane Road, Fairfield, New Jersey 07004.
Equity Ownership of Certain Beneficial Owners

	Number of Shares	Approximate
Name and Address of Beneficial Owner (1)	Beneficially Owned	Percent of Class
SZ Investments LLC (2) Two North Riverside Plaza Chicago, Illinois 60606	23,176,282	15.72%

Third Avenue Management LLC (3) 622 Third Avenue, 32nd Floor New York, New York 10017	8,816,889 (4)	5.98%

D. E. Shaw Laminar Portfolios, L.L.C. (5) 120 West Forty-Fifth Street Floor 39, Tower 45 New York, New York 10036	23,375,704	15.85%

(1)	In accordance with provisions of the Company’s current certificate of incorporation, all certificates representing shares of common stock beneficially owned by holders of 5% or more of the common stock are owned of record by the Company, as escrow agent, and are physically held by the Company in that capacity.

(2)	Based on a Schedule 13D/A filed with the SEC on June 29, 2005, this includes the shares owned as follows: (a) 19,500,900 shares that SZ Investments beneficially owns with shared voting and dispositive power, (b) 3,430,448 shares that Fund 05-07 beneficially owns with shared voting and dispositive power, (c) 244,934 shares that EGI beneficially owns with shared voting and dispositive power, and (d) all 23,176,282 shares listed in the preceding (a)-(c) as beneficially owned by SZ Investments, Fund 05-07 and EGI, respectively, are also beneficially owned with shared voting and dispositive power with Chai Trust Company, L.L.C. (“Chai Trust”). SZ Investments is the managing member of Fund 05-07. SZ Investments, Fund 05-07 and EGI are each indirectly controlled by various trusts established for the benefit of Samuel Zell and members of his family, the trustee of each of which is Chai Trust. Mr. Zell is not a director of Chai Trust and thus disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein.

Each of Mr. Zell and Mr. Pate is an executive officer of EGI and Mr. Zell is an executive officer of Fund 05-07 and SZ Investments. Mr. Zell was elected as the Chairman of the Board of the Company in September 2005 and he also previously served as a director from 1999 to 2004 and as Chairman of the Board of the Company from July 2002 to October 2004, when he did not stand for re-election. In addition, Mr. Zell was the President and Chief Executive Officer of the Company from July 2002 until his resignation as of April 27, 2004. Mr. Pate served as Chairman of the Board of the Company from October 2004 through September 2005 and has been a director since 1999. The addresses of each of Fund 05-07 and EGI are as set forth in the table above for SZ Investments.

(3)	Third Avenue, a registered investment advisor under Section 203 of the Investment Advisors Act of 1940, as amended, invests funds on a discretionary basis on behalf of investment companies registered under the Investment Company Act of 1940, as amended, and on behalf of individually managed separate accounts. David M. Barse has served as a director of the Company since 1996 and was the President and Chief Operating Officer of the Company from July 1996 until July 2002. Since February 1998, Mr. Barse has served as President and, since June 2003, Chief Executive Officer of Third Avenue.

(4)	The shares beneficially owned by Third Avenue are held by Third Avenue Value Fund Series of the Third Avenue Trust. Based on Schedule 13G/A filed with the SEC on February 14, 2006, Third Avenue beneficially owns 8,816,889 shares of the Company’s common stock, with sole voting power and sole dispositive power with respect to all of those shares. The Schedule 13G/A also states that Third Avenue Value Fund has the right to receive dividends from, and the proceeds from the sale of, the 8,816,889 shares. These shares do not include the 571,502 shares beneficially owned by Mr. Barse (including shares underlying currently exercisable options to purchase an aggregate of 88,425 shares of common stock at exercise prices ranging from $5.31 to $7.06 per share).

(5)	Laminar currently has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the 23,375,704 shares of the Company’s common stock owned by Laminar (the “Subject Shares”).

D. E. Shaw & Co., L.P. (“DESCO LP”), as Laminar’s investment adviser, and D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as Laminar’s managing member, also may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. As general partner of DESCO LP, D. E. Shaw & Co., Inc., (“DESCO, Inc.”) may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. As managing member of DESCO LLC, D. E. Shaw & Co. II, Inc., (“DESCO II, Inc.”) may be deemed to have the shared power to vote or to direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP, DESCO LLC, DESCO, Inc., or DESCO II, Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the Subject Shares.

David E. Shaw does not own any shares of the Company directly. By virtue of Mr. Shaw’s position as president and sole shareholder of DESCO, Inc., which is the general partner of DESCO LP, and by virtue of Mr. Shaw’s position as president and sole shareholder of DESCO II, Inc., which is the managing member of DESCO LLC, Mr. Shaw may be deemed to have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the Subject Shares owned by Laminar, and, therefore, Mr. Shaw may be deemed to be the beneficial owner of such Subject Shares. Mr. Shaw disclaims beneficial ownership of the Subject Shares.

Equity Ownership of Management

	Number of Shares		Approximate
Name	Beneficially Owned (1)		Percent of Class
Craig D. Abolt**	48,614	(2)	*
David M. Barse	9,388,391	(3)	6.40%
Ronald J. Broglio	34,168	(4)	*
Thomas E. Bucks	11,890	(2)	*
Peter C. B. Bynoe	47,518	(5)	*
Richard L. Huber	195,684	(6)	*
John M. Klett	66,334	(2)	*
Anthony J. Orlando	245,427	(2)	*
William C. Pate	377,895	(4)	*
Mark A. Pytosh**	20,000	(2)	*
Robert Silberman	42,819	(5)	*
Timothy J. Simpson	79,551	(2)	*
Jean Smith	59,203	(5)	*
Clayton Yeutter	130,516	(7)	*
Samuel Zell Two North Riverside Plaza Chicago, Illinois 60606	23,221,033	(8)	15.75%
All Officers and Directors as a group (14 persons)	33,920,429	(9)	22.95%

*	Percentage of shares beneficially owned does not exceed 1% of the outstanding common stock.

**	Mr. Abolt served as Senior Vice President and Chief Financial Officer of the Company from October 5, 2004 until August 18, 2006. Mark A. Pytosh was appointed a Senior Vice President and Chief Financial Officer of the Company effective September 1, 2006.

(1)	In accordance with provisions of the Company’s current certificate of incorporation, all certificates representing shares of common stock beneficially owned by holders of 5% or more of the common stock are owned of record by the Company, as escrow agent, and are physically held by the Company in that capacity.

(2)	Includes restricted stock awarded to Messrs. Orlando, Klett, Simpson, Bucks and Pytosh in the amount of 107,619, 37,439, 38,213, 9,890 and 20,000 shares of the Company’s restricted stock, respectively. Also includes shares underlying currently exercisable options held by Messrs. Orlando, Klett and Simpson to purchase 53,208, 11,746 and 13,105 shares of common stock respectively, at an exercise price of $7.43 per share.

(3)	Includes 8,816,889 shares beneficially owned by Third Avenue, which is affiliated with Mr. Barse. Mr. Barse disclaims beneficial ownership of these shares. Also includes shares underlying currently exercisable options to purchase 50,000 shares of common stock at an exercise price of $7.06 per share and shares underlying currently exercisable options to purchase 38,425 shares of common stock at an exercise price of $5.31 per share.

(4)	Includes shares underlying currently exercisable options to purchase 13,334 shares of common stock at an exercise price of $7.43 per share and shares underlying currently exercisable options to purchase 13,334 shares of common stock at an exercise price of $12.90 per share.

(5)	Includes shares underlying currently exercisable options to purchase 13,334 shares of common stock at an exercise price of $12.90 per share.

(6)	Includes shares underlying currently exercisable options to purchase 26,667 shares of common stock at an exercise price of $4.26 per share and shares underlying currently exercisable options to purchase 13,334 shares of common stock at an exercise price of $12.90 per share.

(7)	Includes shares underlying currently exercisable options to purchase 13,334 shares of common stock at an exercise price of $4.26 per share and shares underlying currently exercisable options to purchase 13,334 shares of common stock at an exercise price of $12.90 per share.

(8)	Includes shares underlying currently exercisable options to purchase 13,334 shares of common stock at an exercise price of $12.90 per share. Mr. Zell disclaims beneficial ownership as to (a) 19,500,900 shares beneficially owned by SZ Investments, (b) 3,430,448 shares beneficially owned by Fund 05-07, and (c) 244,934 shares beneficially owned by EGI. SZ Investments, Fund 05-07 and EGI are each indirectly controlled by various trusts established for the benefit of Mr. Zell and members of his family, the trustee of each of which is Chai Trust. Mr. Zell is not a director or officer of Chai Trust and thus disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. Also, Mr. Zell disclaims beneficial ownership as to 25,418 shares beneficially owned by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, Mr. Zell’s spouse, as to which shares Mr. Zell disclaims beneficial ownership, except to the extent of his pecuniary interest therein.

(9)	Includes shares underlying currently exercisable options to purchase 339,824 shares of common stock that the Company’s directors and executive officers have the right to acquire within 60 days of the date of this table.

APPENDIX A
PROPOSED RESTATED CERTIFICATE OF INCORPORATION
Deletions are indicated by strikeouts and additions are indicated by underlining.
RESTATED
CERTIFICATE OF INCORPORATION
OF
COVANTA HOLDING CORPORATION
     FIRST. The name of the Corporation (the “Corporation”) is Covanta Holding Corporation.
     SECOND. The address of the Corporation’s registered office in the State of Delaware is ~~15 North Street~~615 South DuPont Highway, City of Dover, County of Kent, Delaware 19901 and the name of the Corporation’s registered agent at such address is National Corporate Research, Ltd.
     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH. 4.1 The Corporation is authorized to issue two classes of shares designated “Preferred Stock” and “Common Stock”, respectively. The total number of shares of capital stock the Corporation is authorized to issue is 260,000,000 shares. The number of shares of Preferred Stock authorized to be issued is 10,000,000 and the number of shares of Common Stock authorized to be issued is 250,000,000. The par value of each share in each class is $.10.
     4.2 The Preferred Stock may be divided into such number of series as the Board of Directors may determine. ~~Subject to the provisions of Section 4.3, the~~ The Board of Directors is authorized to determine and alter the rights, powers (including voting powers), preferences, privileges and restrictions granted to and imposed upon the Preferred Stock or any series thereof with respect to any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock and any other relative, participating, optional or other special powers, preferences, or rights, and the qualifications, limitations or restrictions thereof, all as shall be determined from time to time by the Board of Directors and shall be stated in the resolution or resolutions providing for the issuance of such Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.
     ~~4.3 The rights, powers, preferences, privileges and restrictions granted to and imposed upon Preferred Stock or any series thereof which is to be issued to any holder of 1% or more of the outstanding shares of Common Stock or to any officer, director or “affiliate” of the Corporation must be approved by the stockholders of the Corporation prior to the issuance thereof. The term “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation. The term “person” means an individual, a corporation, a partnership, an association, a joint stock company, a trust, a in unincorporated organization, or any other entity.~~

     FIFTH~~. The Common Stock of the Corporation shall be subject to the following transfer restrictions:~~
     ~~5.1 No holder, whether record or beneficial, direct or indirect, of 5% or more of Common Stock of the Corporation, whether such ownership resulted from receipt of shares of Common Stock through a primary issuance by the Corporation, or issued upon exercise of rights to purchase shares of Common Stock granted by the Corporation, or from any other transaction or transactions, including without limitation, secondary market acquisitions (and including specifically any holder, whether record or beneficial, direct or indirect, who proposes to make an acquisition of Common Stock of the Corporation, which after the acquisition will result in total ownership by such holder of 5% or more of the Common Stock of the Corporation) (“5% Stockholder”), may purchase, acquire or otherwise receive additional shares of Common Stock (herein referred to as an “Acquisition”) or sell, transfer, assign, pledge, encumber or dispose of, in any matter whatsoever, any shares of Common Stock, directly or indirectly owned by such 5% Stockholder, whether such ownership is record or beneficial ownership (herein referred to as a “Transfer”), prior to a determination by the Corporation and its tax counsel that such transaction will not result in or create (in conjunction with prior transactions and previously approved subsequent transactions by any 5% Stockholder(s) and other holders of Common Stock) an unreasonable risk of an “ownership change” of this corporation within the meaning of Section 382(g) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or any similar provisions of superseding or additional law relating to preservation of net operating loss (“NOL”) carry forwards, including specifically Treasury Regulation section 1.382-2T(j)(3)(i) (collectively, an “Ownership Change” under the “Tax Law”).~~
     ~~In addition, the Corporation will issue stop transfer instructions to the transfer agent for Common Stock requiring, as a condition precedent to any transfer of Common Stock, that the transfer agent receive either: (i) a sworn affidavit from each of the proposed transferor and transferee that it is not a 5% Stockholder; or (ii) an opinion of tax counsel of the Corporation referred to in Section 5.2 below. Any purported transfer of shares of Common Stock in violation of the foregoing transfer restrictions will be a nullity and of no force and effect. All certificates representing Common Stock will bear a legend setting forth the foregoing restrictions.~~
     ~~5.2 In order to ensure compliance with this Article FIFTH, and in order to establish a procedure for processing requests to effect either an Acquisition or a Transfer by any one or more 5% Stockholder(s) on a fair and equitable basis, the following provisions shall apply to all 5% Stockholders;~~
~~(a)~~	~~Delivery of Shares and Escrow Receipts. All shares of Common Stock which are issuable to 5% Stockholders or which subsequently are received by a 5% Stockholder in an Acquisition will be issued in the name of “Covanta Holding Corporation, as Escrow Agent” and will be held by the Corporation in escrow (the “Escrowed Stock”), in accordance with the provisions of this Section 5.2 (the “Stock Escrow”). In lieu of certificates reflecting their ownership of Common Stock, the 5% Stockholders will receive an escrow receipt evidencing their beneficial ownership of Common Stock and record ownership of the Escrowed Stock. Escrow~~

 ~~receipts will be non-transferable. The 5% Stockholders will retain full voting and dividend rights for all Escrowed Stock.~~

~~(b)~~	~~Duration of the Corporation Holding the Escrowed Stock. As escrow agent, the Corporation will hold all shares of Escrowed Stock until termination of the Stock Escrow (as provided in subsection (d) below) or, if and to the extent that a 5% Stockholder desires to Transfer Escrowed Stock to a non-5% Stockholder, until receipt by the Corporation of a favorable opinion from its tax counsel that the Transfer may be made without thereby resulting in an Ownership Change under the Tax Law.~~

~~(c)~~	~~Acquisitions and Transfers. All requests by 5% Stockholders to consummate either an Acquisition or a Transfer of Escrowed Stock, through secondary market transactions or purchases in a primary offering by the Corporation, will be treated in the order in which such requests were received i.e. , on a “first to request, first to receive” basis. All such requests must be in writing and delivered to the Corporation at its principal executive office, attention General Counsel, by registered mail, return receipt requested, or by hand. In the event that the Corporation’s tax counsel is unable to conclude that a requested Acquisition or Transfer can be made without an Ownership Change under the Tax Law, then: (i) the requesting party will be so advised in writing by the Corporation; and (ii) any subsequent request by other 5% Stockholders to effect a transaction of a type previously denied by this corporation will be approved only after all previously denied requests (in the order denied) arc given an opportunity to consummate the previously desired transaction. In addition, the Corporation may approve any requested transaction in any order of receipt if, in its business judgment, such transaction is in its best interests.~~

~~(d)~~	~~Termination of the Stock Escrow. The Stock Escrow will terminate upon the first to occur of the following: (i) pursuant to an amendment to the Tax Law, the Corporation concludes that the restrictions are no longer necessary in order to avoid a loss to the Corporation and the members of the affiliated group filing a consolidated federal income tax return with the Corporation of its NOL carry forwards; (ii) the NOL carry forwards of the Corporation and members of the affiliated group filing a consolidated federal income tax return with the Corporation no longer are available to the Corporation, whether through passage of time, usage or disallowance; and (iii) the Board of Directors of the Corporation concludes, in its business judgment, that preservation of the NOL carry forwards no longer is in the interests of the Corporation and members of the affiliated group filing a consolidated federal income tax return with this corporation. Upon termination of the Stock Escrow, each 5% Stockholder will receive a notice that the Stock Escrow has been terminated and, thereafter, will receive a Common Stock certificate evidencing ownership of the previously Escrowed Stock.~~

~~(e)~~	~~Release of the Corporation. The Corporation will be held harmless and released from any liability to any and all 5% Stockholders arising from its actions as escrow agent, except only for intentional misconduct. In performing its duties the Corporation will be entitled to rely, without any inquiry, upon the written advice of its tax counsel and other experts engaged by the Corporation. In the event that the Corporation requires further advice or comfort regarding action to be taken by it as escrow agent, it may deposit the Escrowed Stock at issue with a court of competent jurisdiction and make further transfers thereof in a manner consistent with the rulings of such court.SIXTH.~~ The Board of Directors shall have power to make, amend and repeal the Bylaws of the Corporation. Any Bylaws made by the Board of Directors under the powers conferred hereby may be amended or repealed by the Board of Directors or by the stockholders. The Corporation may, in its Bylaws, confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.
     ~~SEVENTH~~SIXTH. To the full extent permitted by the General Corporation Law of the State of Delaware as presently or hereafter in effect, no Director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Corporation. Any repeal or modification of this Article ~~SEVENTH~~SIXTH shall not adversely affect any right or protection of a Director of the Corporation existing immediately prior to such repeal or modification.
     ~~EIGHTH~~SEVENTH. Each person who is or was a Director or officer of the Corporation, or while serving as a Director or officer of the Corporation is or was serving at the request of the Board of Directors or an officer of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable law as presently or hereafter in effect. The Corporation may, by action of the Board of Directors, provide indemnification to other employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of Directors and officers. The right of indemnification provided in this Article ~~EIGHTH~~SEVENTH shall not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, and shall be applicable to matters otherwise within its scope irrespective of whether such matters arose or arise before or after the adoption of this Article ~~EIGHTH~~SEVENTH. Without limiting the generality or the effect of the foregoing, the Corporation may adopt Bylaws, or enter into one or more agreements with any person, which provide for indemnification greater or different than that provided in this Article ~~EIGHTH~~SEVENTH. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the amendment, repeal or adoption of any provisions inconsistent with this Article ~~EIGHTH~~SEVENTH shall require the affirmative vote of the holders of at least 80% of the stock entitled to vote, voting together as a single class. Any amendment repeal or adoption of any provision inconsistent with this Article ~~EIGHTH~~SEVENTH shall not adversely affect any right or protection existing hereunder immediately prior to such amendment repeal or adoption.

     ~~NINTH~~EIGHTH. The Corporation shall not be governed by Section 203 of the General Corporation Law of the State of Delaware as it may be amended from time to time.

SPECIAL MEETING OF STOCKHOLDERS OF
Covanta Holding Corporation
November 16, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible
â Please detach along perforated line and mail in the envelope provided â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN
THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
1.	To approve the amendment to the Company’s certificate of incorporation to delete Article FIFTH.	☐	☐	☐

2.	To approve the amendment to the Company’s certificate of incorporation to delete Section 4.3.	☐	☐	☐

3.	Any other matters that may properly come before the Special Meeting or any adjournment or postponement thereof.
YOUR VOTE IS IMPORTANT!
PLEASE VOTE, SIGN, DATE AND RETURN
PROMPTLY IN THE ENCLOSED ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

COVANTA HOLDING CORPORATION
Proxy for Special Meeting of Stockholders Solicited on Behalf of the Board of Directors
     The undersigned stockholder of Covanta Holding Corporation, a Delaware corporation (the “Company”), hereby appoints ANTHONY J. ORLANDO and TIMOTHY J. SIMPSON, or either of them, with full power of substitution in each of them, to attend the Special Meeting of Stockholders of the Company (the “Special Meeting”) to be held on November 16, 2006, at 10:00 A.M., Eastern Standard Time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Special Meeting and otherwise to represent the undersigned at the Special Meeting with all powers possessed by the undersigned if personally present at the Special Meeting. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to the Special Meeting.
The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side hereof. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “for” approval of the amendment to the Company’s certificate of incorporation to delete Article FIFTH of the certificate of incorporation and “for” approval of the amendment to delete Section 4.3 of the certificate of incorporation. The proxy holders are authorized to vote in their discretion on any other matter that may properly come before the Special Meeting or any postponement or adjournment thereof.
(Continued and to be signed on the reverse side)